SUBSIDIARIES OF THE REGISTRANT                                                                                                           EXHIBIT 21.1

BWAY CORPORATION
Armstrong Containers, Inc.
BWAY Manufacturing, Inc.

BWAY Corporation and each of its subsidiaries are Delaware corporations. Each of Armstrong Containers, Inc. and BWAY Manufacturing, Inc. are wholly-owned by BWAY Corporation.